UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 28, 2005

                                   VOIP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Texas                    000-28985                75-2785941
      -------------           --------------------      -------------------
        (State of             (Commission File No.)       (IRS Employer
      Incorporation)                                    Identification No.)

         12330 SW 53RD STREET, SUITE 712, FT. LAUDERDALE, FLORIDA 33330
         --------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                 (954) 434-2000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On November 22, 2005, VoIP, Inc. (the "Company") entered into an employment agreement (the "Bibee Employment Agreement" with Mr. Hal Bibee, the President of the Company. The Bibee Employment Agreement is for a term of three years (unless terminated earlier pursuant to its terms ). Mr. Bibee will receive a salary of $13,750 per month through December 31, 2005, and thereafter will receive $15,000 per month. Upon execution of the Bibee Employment Agreement, Mr. Bibee was issued warrants to purchase 1,000,000 shares of the Company's common stock, at a purchase price of $1.50 per share. In addition, Mr. Bibee was granted non-qualified stock options to purchase 500,000 shares of common stock at an exercise price of $1.56 per share. Mr. Bibee will be eligible to participate in the Company's various benefit plans that are available to other executive officers of the Company. Mr. Bibee will be entitled to receive severance payments if his employment is terminated in certain circumstances. The Bibee Employment Agreement contains customary confidentiality and non-competition covenants. The above summary is qualified in its entirety by reference to the complete text of the Bibee Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto.

ITEM 7.01 REGULATION FD DISCLOSURE

      On November 23, 2005 a press release was issued disclosing the election of Mr. Bibee. Such release is filed hereto as Exhibit 99.1. Exhibit 99.1 hereto is being furnished, and shall not be deemed to be "filed," with the SEC. The information in Exhibit 99.1 shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

      Exhibits.

      10.1 Employment Agreement, dated November 22, 2005, between the Company and Mr. Hal Bibee

      99.1  Press release dated November 23, 2005


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 28, 2005                VOIP, Inc.
                                        (Registrant)


                                        By: /s/ B. Michael Adler
                                           -------------------------------------
                                                B. Michael Adler
                                                Chief Executive Officer